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                                                                       EXHIBIT 5
                                  June 17, 1996

Avant! Corporation
1208 East Arques Avenue
Sunnyvale, CA  94086

                  Re:      Avant! Corporation (the "Company")
                           Registration Statement for
                           an aggregate of 750,000 shares of common stock

Ladies and Gentlemen:

                  We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the 750,000 shares of Common Stock available for issuance under the Company's 1995 Stock Option/Stock Issuance Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Company's 1995 Stock Option/Stock Issuance Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,




                              /S/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP




                              Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP